Exhibit 24.2

                                POWER OF ATTORNEY

The undersigned GE CAPITAL INTERNATIONAL (MAURITIUS)., a company incorporated under the laws of Mauritius and having its registered office at Edith Cavell Street, Port Louis, Mauritius(the "Company"),

hereby gives special power of attorney, with power of substitution, to John W. Campo, Jr., Jonas Svedlund and Bryant B. Cohen, acting individually, to execute and deliver all contracts, agreements, certifications, instruments or other documents in its name, place and stead in any and all capacities, as said attorney-in-fact may deem necessary or desirable in connection with the initial registered public offering of common shares of Genpact Limited, as more particularly described in the registration statements on Form S-1 filed under the United States Securities Act of 1933 (Nos. 333-142875) and any concurrent offerings, and the transfer of common shares in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every thing to be done by the Company in connection with the foregoing (including, without limiting the generality of the foregoing, take such actions and execute, deliver and file, as appropriate, all agreements, acknowledgments, confirmations, regulatory and securities filings, instruments and other documents in the name and on behalf of the Company, which in her judgment are necessary or desirable to implement and effect the transactions).

The undersigned also gives full powers to the above appointed attorney to sign all documents and do any acts necessary or useful in respect of the performance of this power, even though not specifically indicate, promising to ratify such acts and signatures if need be.

Given in Mauritius on July 27, 2007

For and on behalf of
GE CAPITAL INTERNATIONAL (MAURITIUS)


/s/ Danica Matabadul
----------------------------
Name:  Danica Matabadul
Title:  Director